UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)



Aimmune Therapeutics, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

00900T107
(CUSIP Number)


December 31, 2019
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ X ] Rule 13d-1(b)
       [     ] Rule 13d-1(c)
       [     ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange Act of 1934 ("Act")
or otherwise subject
 to the liabilities of that section of
the Act but shall be subject to all
other provisions
 of the Act (however, see the Notes).


CUSIP No. 00900T107

13G

Page 2 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Patrick Lee, MD


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
 USA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

3,380,441

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 3,380,441

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 3,380,441

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 5.34%

12.
TYPE OF REPORTING PERSON (see instructions)

 IN, HC







CUSIP No. 00900T107

13G

Page 3 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Anthony Joonkyoo Yun, MD


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
 USA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

3,380,441

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 3,380,441

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 3,380,441

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 5.34%

12.
TYPE OF REPORTING PERSON (see instructions)

 IN, HC







CUSIP No. 00900T107

13G

Page 4 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Palo Alto Investors LP


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
 USA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

3,380,441

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

 3,380,441

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 3,380,441

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 5.34%

12.
TYPE OF REPORTING PERSON (see instructions)

 OO, IA








CUSIP No. 00900T107

13G

Page 5 of 10 Pages

1.
NAMES OF REPORTING PERSONS OR
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

PAI LLC


2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)

(a) [    ]
(b) [ x ]
3.
SEC USE ONLY


4.
CITIZENSHIP OR PLACE OF ORGANIZATION
 USA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER

 0

6.
SHARED VOTING POWER

3,380,441

7.
SOLE DISPOSITIVE POWER

 0

8.
SHARED DISPOSITIVE POWER

  3,380,441

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  3,380,441

10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions) [  ]


11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 5.34%

12.
TYPE OF REPORTING PERSON (see instructions)

 OO, IA





CUSIP No. 00900T107

13G

Page 6 of 10 Pages

Item 1.

(a)
Name of Issuer

Aimmune Therapeutics, Inc.




(b)
Address of Issuers Principal Executive Offices

8000 Marina Boulevard Suite 200
Brisbane, CA 94005

Item 2.

(a)
Name of Person Filing

Palo Alto Investors LP ("PAI")
PAI LLC ("PAI GP")
Patrick Lee, MD
Anthony Joonkyoo Yun, MD
 (collectively, the "Filers").




(b)
Address of the Principal Office or, if none, residence

The address of the principal place of business of the Filers is:

470 University Avenue, Palo Alto, CA 94301




(c)
Citizenship

For citizenship of Filers, see Item 4 of the cover sheet for each Filer.




(d)
Title of Class of Securities

Common Stock




(e)
CUSIP Number

00900T107

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a)
[  ]
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b)
[  ]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c)
[  ]
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d)
[  ]
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).











CUSIP No. 00900T107

13G

Page 7 of 10 Pages




(e)
[x]
An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(as to PAI)




(f)
[  ]
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);





(g)
[ x ]
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
(as to Dr. Lee and Dr. Yun)




(h)
[  ]
A savings associations as defined in
Section 3(b) of the Federal Deposit
 Insurance Act (12 U.S.C. 1813);





(i)
[  ]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
 Act of 1940 (15 U.S.C. 80a-3);





(j)
[  ]
Group, in accordance with 240.13d-1(b)(1)(ii)(J).




CUSIP No. 00900T107

13G

Page 8 of 10 Pages

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

See Items 5-9 and 11 of the cover page for each Filer.


Item 5. Ownership of Five Percent or Less of a Class.

N/A

Item 6. Ownership of More than Five Percent on Behalf of
Another Person.

PAI is a registered investment adviser and investment adviser of investment limited partnerships, and is the investment adviser to other investment funds. PAI GP is the general partner of investment limited partnerships. PAIs clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock.


Item 7. Identification and Classification of the
 Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

N/A

Item 8. Identification and Classification of Members of the Group.

Dr. Lee and Dr. Yun co-manage PAI. The Filers are filing this S chedule 13G jointly, but not as members of a group, and each of them expressly disclaims membership in a group. Each Filer disclaims beneficial ownership of the Stock except to the extent of that Filers pecuniary interest therein.

Item 9. Notice of Dissolution of Group.

N/A




CUSIP No. 00900T107

13G

Page 9 of 10 Pages

Item 10. Certification.

By signing below I certify that,
 to the best of my knowledge and belief,
the securities referred to above
were not acquired and are not
held for the purpose of or with
the effect of changing
or influencing the control
 of the issuer of the
securities and were not
 acquired and are not
 held in connection
with or as a participant
in any transaction
having that purpose or effect.

Exhibits

Exhibit A Joint Filing Agreement.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020
PALO ALTO INVESTORS LP

By: /s/ Angela Nguyen-Dinh, Chief Compliance Officer

PAI LLC

By: /s/ Patrick Lee, MD

/s/ Patrick Lee, MD


/s/ Anthony Joonkyoo Yun, MD

EXHIBIT A
AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule
13G (and any amendments or supplements thereto)
 required under section 13(d) of the Securities
Exchange Act of 1934, as amended, in connection with purchases and sales by the undersigned of the securities of any issuer until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint
 Filing of Statement on Schedule 13D or 13G.
For that purpose, the undersigned
hereby constitute and appoint Palo Alto
Investors, LP, a California limited
CUSIP No. 00900T107

13G

Page 10 of 10 Pages

partnership, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to
comply with section 13(d) and section
16(a)
of the Securities Exchange Act of 1934,
as amended, in connection with said purchases
 and sales, and to do and perform every
act necessary and proper to be done incident
 to the exercise of the foregoing
power, as fully as the undersigned
might or could
do if personally present, until
such time as the undersigned
file with the SEC a
 statement terminating this
Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.

Dated: February 14, 2020

PALO ALTO INVESTORS LP

By:/s/ Angela Nguyen-Dinh, Chief Compliance Officer

PAI LLC

By: /s/ Patrick Lee, MD

/s/ Patrick Lee, MD


/s/ Anthony Joonkyoo Yun, MD